KELLWOOD TO ACQUIRE HANNA ANDERSSON,

A LEADING CHILDRENSWEAR COMPANY

ST. LOUIS, MO June 13, 2007 – Kellwood Company (NYSE: KWD) announced an agreement today to acquire Hanna Andersson Corporation, according to Robert C. Skinner, Jr., Kellwood chairman, president, and chief executive officer.

Headquartered in Portland, OR, Hanna Andersson, which is known for its superior quality and colorful designs, is a leading brand in the specialty children’s apparel market. Utilizing a multi-channel distribution strategy, the products are marketed through the company’s catalog, 18 retail stores and its website (HannaAndersson.com). Sales for 2006 were approximately $100 million.

Founded by a Swedish mother, Gun Denhart, and her American husband, Tom, in 1983, the company is named for her grandmother, Hanna Andersson. She started a children’s clothing business in America when she could not find beautiful quality, pure cotton kids clothes like those she had known in Sweden. Gun commented “It’s terrific to know the little company Tom and I started, with a simple commitment to the customer, high quality and strong sense of corporate responsibility, has the opportunity to partner with Kellwood to help Hanna realize its full potential”.

Skinner stated, “The Hanna Andersson acquisition complements our business and brand portfolio corporate strategy in several ways. As we have stated, one of our goals is to expand into upscale brands, and Hanna Andersson positions Kellwood in the better category of children’s apparel. Another part of our strategy is to connect more directly with the consumer. The Hanna Andersson business model is focused on a direct to consumer format with a rich media eCommerce web site, colorful catalogs, and an inviting store format. In addition, Hanna Andersson complements and strengthens our successful and strong children’s business platform that we have established with Gerber Childrenswear”.

The Hanna Andersson management team will continue to be led by Philip Iosca, president and CEO. “Phil and his team have done an excellent job building the Hanna Andersson business over the last 12 years,” added Skinner.

Iosca commented, “I am excited Hanna is partnering with Kellwood, a company that appreciates our brand and its position in the marketplace. Kellwood has the resources to help us grow and a leadership team that shares our corporate values and vision for the future”.

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Kellwood will purchase the company for approximately $175 million, and the Company anticipates the acquisition will be accretive in the first full year before purchase accounting. The transaction is expected to close by the end of the fiscal second quarter. Kellwood was represented by J.P. Morgan Securities Inc. and Hanna Andersson by CIBC World Markets. The current ownership principally consists of Castanea Partners, Dorset Capital, and company management.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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ABOUT KELLWOOD COMPANY

Kellwood Company (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label product, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

FINANCIAL CONTACTS:

Samuel W. Duggan II, VP Investor Relations and Treasurer, 314.576.8580 or sam.duggan@kellwood.com.

Gregory W. Kleffner, Chief Financial Officer, 314.576.3125 or greg.kleffner@kellwood.com.

MEDIA CONTACT:

Donna B. Weaver, VP Corp. Comm.,212-329-8072 or donna.weaver@kellwood.com.